Exhibit 99.1


              Capital Corp of the West Announces a $.05 Per Share
                          Fourth Quarter Cash Dividend

    MERCED, Calif., Oct. 27 /PRNewswire-FirstCall/ -- Capital Corp of the West (Nasdaq: CCOW), the holding company for County Bank, Central California's Community Bank, announced that, yesterday its board of directors declared a $.05 per share fourth quarter 2004 cash dividend for shareholders of record as of November 8, 2004, payable on November 29, 2004.

    "This fourth quarter $.05 a share cash dividend continues the trend started in the first quarter of this year," stated Tom Hawker Chief Executive Officer of Capital Corp of the West. "Our sustained strong performance, evidenced by the recent opening of our 20th branch office, our fourth in Fresno; and our recent third quarter results of a 16% gain in assets while maintaining a 16% Return on Equity (ROE), allows for the payment of this cash dividend."

    Capital Corp of the West, a bank holding company established November 1, 1995, is the parent company of County Bank, which has more than 27 years of service as "Central California's Community Bank." Currently County Bank has twenty branch offices serving the counties of Fresno, Madera, Mariposa, Merced, Stanislaus, San Joaquin, San Francisco and Tuolumne. As of the latest FDIC data, County Bank has 6.5% market share of the six counties in which it has retail branches. This ranks County Bank fifth out of thirty-nine financial institutions in its market area. For further information about the Company's financial performance, contact Tom Hawker, President & Chief Executive Officer at 209-725-2276, or R. Dale McKinney Chief Financial Officer, at 209-725-7435.



SOURCE  Capital Corp of the West
    -0-                             10/27/2004
    /CONTACT: Thomas T. Hawker, President / Chief Executive Officer, +1-209-725-2276, or R. Dale McKinney, EVP / Chief Financial Office, +1-209-725-7435, both of Capital Corp of the West/
    /Web site:  http://www.ccow.com /
    (CCOW)

CO:  Capital Corp of the West
ST:  California
IN:  FIN
SU:  DIV